Exhibit 99.1

Trinseo Announces Completion of Transaction to Refinance $660 million 2024 Term Loan and $385 million of 2025 Senior Notes

September 8, 2023

WAYNE, Pa.-- Trinseo (“Trinseo” or “the Company”) (NYSE: TSE), a specialty material solutions provider, today announced that it has obtained $1.077 billion in aggregate principal amount of secured term loan financing (“New Term Loan Facility”) arranged by Angelo, Gordon & Co., L.P. (“Angelo Gordon”) and Oaktree Capital Management, L.P. (“Oaktree”), with funds managed by Angelo Gordon, Oaktree and Apollo Global Management, Inc. (“Apollo”) as lenders. Proceeds will be used to refinance the entirety of the Company’s outstanding 2024 term loan and $385 million of its existing $500 million 2025 Senior Notes.

Key Terms of the New Term Loan Facility include:

•	$1.077 billion of aggregate new principal amount for net cash proceeds of $1.045 billion

•	Annual cash interest rate of SOFR + 8.50%

•	Option to elect partial payment-in-kind (“PIK”) interest for up to 24 months at an annual cash interest rate of SOFR + 4.25% and a PIK interest rate of 5.25%

•	Call protections of a customary make-whole from months 0 to 18; 3.0% from months 18 to 30; 2.0% from months 30 to 42; par thereafter

•	Final maturity date of May 3, 2028

Commenting on the transaction, Frank Bozich, Trinseo’s President and Chief Executive Officer, said, “We are very pleased with this transaction as it addresses the entirety of our 2024 debt maturity and over 75% of our debt maturing in 2025. The financing process was very competitive, a testament to investors’ strong belief in the long-term outlook for the business. We welcome the support and partnership from leading investors Oaktree, Angelo Gordon and Apollo.”

Bozich continued, “I want to thank our employees, customers and suppliers for their partnerships in managing through the current challenging demand environment. With our nearest-term maturity now addressed, we will continue to progress on our transformation while developing value-added solutions for our customers and creating long-term value for our shareholders.”

“We are delighted to be a capital partner to Trinseo and have the opportunity to help strengthen its balance sheet by refinancing the majority of its near-dated maturities,” said Joseph Lenz, Managing Director at Angelo Gordon.

Brook Hinchman, Managing Director at Oaktree, added “We appreciate the opportunity to work with Frank, David and the full Trinseo team to provide a capital structure solution to allow Trinseo to focus on its leading position in the styrene derivative and PMMA value chains and on innovative polymer recycling technologies.”

Centerview Partners LLC acted as financial advisor and Ropes & Gray LLP acted as legal counsel to Trinseo on this transaction. Paul Hastings LLP acted as legal counsel to Oaktree, Angelo Gordon, and Apollo.

About Trinseo

Trinseo (NYSE: TSE), a specialty material solutions provider, partners with companies to bring ideas to life in an imaginative, smart and sustainably focused manner by combining its premier expertise, forward-looking innovations and best-in-class materials to unlock value for companies and consumers.

From design to manufacturing, Trinseo taps into decades of experience in diverse material solutions to address customers’ unique challenges in a wide range of industries, including building and construction, consumer goods, medical and mobility.

Trinseo’s approximately 3,300 employees bring endless creativity to reimagining the possibilities with clients all over the world from the company’s locations in North America, Europe and Asia Pacific. Trinseo reported net sales of approximately $5.0 billion in 2022. Discover more by visiting www.trinseo.com and connecting with Trinseo on LinkedIn, Twitter, Facebook and WeChat.

Cautionary Note on Forward-Looking Statements

This press release may contain forward-looking statements including, without limitation, statements concerning plans, objectives, goals, projections, forecasts, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts or guarantees or assurances of future performance. Forward-looking statements may be identified by the use of words like "expect," "anticipate," “believe,” "intend," "forecast," "outlook," "will," "may," "might," "see," "tend," "assume," "potential," "likely," "target," "plan," "contemplate," "seek," "attempt," "should," "could," "would" or expressions of similar meaning. Forward-looking statements reflect management’s evaluation of information currently available and are based on our current expectations and assumptions regarding our business, the economy, our current indebtedness and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Factors that might cause future results to differ from those expressed by the forward-looking statements include, but are not limited to, our ability to successfully execute our business and transformation strategy; increased costs or disruption in the supply of raw materials; increased energy costs; our ability to successfully implement proposed restructuring initiatives, including the closure of certain plants and product lines, and to successfully generate cost savings and increase profitability; compliance with laws and regulations impacting our business; conditions in the global economy and capital markets; our ability to meet the covenants under our existing indebtedness; our ability to successfully investigate and remediate chemical releases on or from our sites, make related capital expenditures, reimburse third-party cleanup costs or settle potential regulatory penalties or other claims; and those discussed in our Annual Report on Form 10-K, under Part I, Item 1A —"Risk Factors" and elsewhere in our other reports, filings and furnishings made with the U.S. Securities and Exchange Commission from time to time. As a result of these or other factors, our actual results, performance or achievements may differ materially from those contemplated by the forward-looking statements. Therefore, we caution you against relying on any of these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Contact:
Trinseo
Andy Myers
Tel: +1 610-240-3221
Email: aemyers@trinseo.com